SHAREHOLDER ALERT

AMERICAN TECHNOLOGY CORPORATION SCHEDULES ANNUAL GENERAL MEETING OF SHAREHOLDERS

(SAN DIEGO, CA, - March 10, 2006)--American Technology Corporation (Nasdaq: ATCO) announced today that its annual general meeting of shareholders has been scheduled for Thursday, May 4, 2006 at 2:00 p.m. Pacific Time. The meeting will take place at the Rancho Bernardo Inn located at 17550 Bernardo Oaks Drive in San Diego.

ATC will provide a live audio webcast of the meeting. Details of the broadcast will be announced before the meeting. The mailing of the annual meeting proxy materials (to shareholders of record as of the Record Date, March 20, 2006), is scheduled for early April.

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® through its proprietary directed sound products and technologies which include: the award-winning HSS® (HyperSonic® Sound technology); LRAD™ (Long Range Acoustic Device) products family; NeoPlanar® products family, Sound Vector™ technology, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com